Exhibit 99.1

NEWS

Cooper Tire & Rubber Company Reports Fourth
Quarter and Full Year 2017 Results

FINDLAY, Ohio, Feb. 20, 2018 – Cooper Tire & Rubber Company (NYSE: CTB) today reported full year 2017 net income of $95 million, or diluted earnings per share of $1.81, compared with $248 million, or $4.51 per share, last year. The 2017 results include $68 million of discrete tax items recorded in the fourth quarter, primarily related to the impact of tax reform in the United States. Excluding these discrete tax items, earnings per share would have been $3.10.

Full Year 2017 Highlights:

•	Consolidated unit volume decreased 0.5 percent year over year, as challenging conditions led to a unit volume decline in the U.S., which was nearly offset by a strong unit volume increase in Asia. Net sales were $2.85 billion compared with $2.92 billion in 2016.
•	Operating profit of $272 million, or 9.5 percent of net sales, was near the high end of the company’s previously issued mid-term guidance range of 8 to 10 percent.
•	Discrete tax items, including the impact of provisional amounts related to U.S. tax reform, resulted in additional income tax expense of $68 million in the fourth quarter.

Fourth Quarter Highlights:

•	Consolidated unit volume decreased 1.9 percent for the quarter compared to the prior year. Unit volume in the Americas segment was down 6.2 percent, which was partially offset by unit volume growth of 15.0 percent in the International segment, driven by strong performance in Asia.
•	Net sales decreased 3.4 percent to $757 million.
•	Cooper's raw material index increased 4.1 percent from the fourth quarter of 2016, with raw material costs increasing by $33 million from the prior year.
•	Operating profit was $47 million, or 6.2 percent of net sales, which is a decrease of $58 million from the same period in 2016.
•	The quarter included restructuring costs totaling $2 million related to a reduction in force in the U.S.
•	Including fourth quarter discrete tax items, there was a diluted loss of $0.82 per share. Excluding the tax items, diluted earnings per share were $0.50 in the fourth quarter.

“We are pleased to have ended 2017 with operating profit margin of 9.5 percent, which is near the high end of our previously issued 8 to 10 percent guidance range. This is noteworthy given the pricing and volume challenges within the industry throughout the year, and the significant impact of higher raw material costs,” said President & Chief Executive Officer Brad Hughes. “Unit volume declines in the U.S. were caused by industry-wide conditions and our continued exit from some non-strategic private brand business, a process which is largely behind us now.  We are pleased with the performance of our Asia operations, which generated a unit volume increase that nearly offset the U.S. decline. We also congratulate the Asia team for the rapid integration and production ramp of our GRT joint venture in China, which produces truck and bus radial tires. Our prior projections called for GRT to be accretive early in 2018, but it was actually accretive to 2017 earnings.

“We have already launched several initiatives to improve unit volume in the U.S., such as expanding on our early inroads in the global original equipment business outside of Asia, where we already have a strong OE presence, entering into new channels, and speeding the cadence of new product introductions to drive growth. In addition to the volume opportunity, we are working to improve profit margin through company-wide efforts to enhance efficiencies and reduce costs, including continued balancing of production capacity within our network, automation in our plants, and a recent corporate reorganization that eliminated about 5 percent of U.S. salaried positions.  Our efforts will take some time to fully manifest in our results, but we are encouraged with the early progress.

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Cooper Tire Q4 2017—2

“Moving forward, we expect results to improve as our initiatives begin to take hold, and as underlying macro-conditions that favor tire industry growth have a positive impact.  For 2018, we expect unit volume growth compared to 2017. Due to the reclassification of certain pension costs, we have restated upwards our mid-term operating profit margin target to be in the range of 9 to 11 percent. For full year 2018, we expect to be near the low end of this range. We will provide more detail on our strategic plans, capital allocation and updated guidance when Cooper hosts an investor event planned for the middle of this year.”

Consolidated Results:

Cooper Tire	Q4 2017 ($M)	Q4 2016 ($M)	Change		2017($M)	2016 ($M)	Change
Net Sales	$757	$784	(3.4)%		$2,855	$2,925	(2.4)%
Operating Profit	$47	$105	(55.4)%		$272	$384	(29.3)%
Operating Margin	6.2%	13.4%	(7.2)	ppts.	9.5%	13.1%	(3.6)	ppts.

Consolidated Fourth Quarter Results:

Fourth quarter net sales were $757 million, a decrease of 3.4 percent compared with $784 million in the fourth quarter of 2016. Fourth quarter net sales were negatively impacted by $15 million of lower unit volume and $14 million of unfavorable price and mix, partially offset by $2 million of favorable foreign currency impact.

Fourth quarter 2017 operating profit was $47 million compared with $105 million for the same period last year. Operating profit included $32 million of unfavorable raw material costs, net of price and mix, $13 million of higher manufacturing costs, $11 million of lower unit volume and $2 million of higher product liability costs. Net SG&A expense increased by $1 million and included $2 million related to the reduction in force. Other costs decreased $1 million.

Cooper's fourth quarter raw material index increased 4.1 percent from the fourth quarter of 2016. The raw material index also increased sequentially from 150.2 in the third quarter to 153.1 in the fourth quarter.

Higher manufacturing costs reflect decisions to lower production volume and control inventory levels due to the decline in unit volume shipments in the Americas segment.

On December 22, 2017, the U.S. enacted comprehensive tax legislation, commonly referred to as the “Tax Act,” which made broad and complex changes to the tax code. As a result of the transition to a new tax system, Cooper recorded provisional tax amounts related to a mandatory, one-time deemed repatriation of undistributed earnings of foreign subsidiaries (the “Transition Tax”), payable over eight years, and the impact of re-measurement of its U.S. deferred tax assets and liabilities to the new lower U.S. federal income tax rate of 21 percent. The provisional fourth quarter tax impact of the Transition Tax and deferred tax re-measurement was $35 million and $20 million (non-cash), respectively. Additionally, the fourth quarter tax provision includes the impact of the recording of a non-cash valuation allowance based upon the expected realization of certain foreign deferred tax assets related to the company's European operations of $19 million, partially offset by the reversal of an existing non-cash $7 million valuation allowance in Asia.

The effective tax rate for the fourth quarter was 206.0 percent, compared to 29.3 percent in the prior year. Excluding these discrete tax items, the effective tax rate would have been 30.7 percent for the fourth quarter of 2017.

At year end, Cooper had $372 million in cash and cash equivalents, compared with $504 million at the end of the same period last year. Capital expenditures in the fourth quarter were $54 million compared with $49 million in the same period last year.

Cooper generated a return on invested capital, excluding the impact of discrete tax items in the fourth quarter, of 12.2 percent for the trailing four quarters.

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Cooper Tire Q4 2017—3

In February 2017, the company announced an increased and extended $300 million share repurchase program through December 2019. During the fourth quarter, 576,242 shares were repurchased for $20.7 million at an average price of $35.87 per share. For the full year 2017, Cooper repurchased 2.5 million shares for $90.9 million. As of December 31, 2017, $223 million remains of the $300 million authorization. Since share repurchases began in August 2014 through December 31, 2017, the company repurchased a total of 14.8 million shares at an average price of $34.42 per share.

Americas Tire Operations:

Americas Tire Operations	Q4 2017 ($M)	Q4 2016 ($M)	Change		2017($M)	2016 ($M)	Change
Net Sales	$645	$694	(7.1)%		$2,417	$2,600	(7.1)%
Operating Profit	$61	$116	(47.8)%		$325	$440	(26.2)%
Operating Margin	9.4%	16.8%	(7.4)	ppts.	13.4%	16.9%	(3.5)	ppts.

Fourth quarter net sales in the Americas segment declined 7.1 percent as a result of $43 million of lower unit volume and $7 million of unfavorable price and geographical mix within the segment, which was partially offset by $1 million of favorable foreign currency impact. Segment unit volume decreased 6.2 percent from the prior year, with unit volume decreases in both North America and Latin America.

Cooper’s fourth quarter total light vehicle tire shipments in the United States decreased 8.3 percent. The U.S. Tire Manufacturers Association (USTMA) reported that its member shipments of light vehicle tires in the U.S. were up 0.8 percent. Total industry shipments (including an estimate for non-USTMA members) increased 1.6 percent for the period. Cooper's shipments in Mexico declined 1.7 percent in the fourth quarter, which drove the decline for Latin America. However, Cooper performed better than the tire industry as a whole in Mexico, which was down by nearly 6 percent for the period.

Fourth quarter operating profit was $61 million, or 9.4 percent of net sales, compared with $116 million, or 16.8 percent of net sales, a year ago. Operating profit was impacted by $27 million of unfavorable raw material costs, net of price and mix, $17 million of unfavorable manufacturing costs, $12 million of lower unit volume, $2 million of higher product liability costs and $5 million of increased other costs. These costs were partially offset by $8 million of favorable SG&A expense.

The segment's $17 million of unfavorable manufacturing costs in the fourth quarter was primarily the result of curtailed production levels to manage inventory based on lower unit shipments in the U.S. The decreased SG&A expense for the quarter was primarily due to lower incentive compensation costs.

International Tire Operations:

International Tire Operations	Q4 2017 ($M)	Q4 2016 ($M)	Change		2017($M)	2016 ($M)	Change
Net Sales	$162	$124	30.5%		$619	$464	33.4%
Operating Profit	$6	$1	338.9%		$9	$6	57.7%
Operating Margin	3.7%	1.1%	2.6	ppts.	1.5%	1.3%	0.2	ppts.

Fourth quarter net sales in the International segment increased by 30.5 percent to $162 million as a result of $24 million of favorable price and mix, $13 million of higher unit volume and $1 million of favorable foreign currency impact. Segment unit volume was up 15.0 percent, with increased unit volume in Asia that was partially offset by lower unit volume in Europe.

Fourth quarter operating profit was $6 million compared with operating profit of $1 million in the fourth quarter of 2016. The increase was driven by $4 million of favorable manufacturing costs, $2 million of higher unit volume and $4 million of reduced other costs, which were partially offset by $5 million of unfavorable raw material costs, net of price and mix.

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Cooper Tire Q4 2017—4

Outlook

Management expectations for 2018 include:

•	Unit volume growth compared to 2017.
•	Full year operating profit margin near the low end of the 9 to 11 percent range, with improvement throughout the year following a first quarter which is expected to be below that range.
•	The adoption of Accounting Standards Update 2017-07 – Compensation – Retirement Benefits, which became effective January 1, 2018, will result in the reclassification of net periodic benefit costs, excluding service costs, outside of operating profit to other pension costs. In 2018, the company expects this to be approximately $28 million.
•	Effective tax rate in a range between 23 and 26 percent. The decrease in the effective tax rate from 2017 is driven by the reduced U.S. tax rate as a result of the Tax Act and the predominance of the company's earnings in the U.S. The 23 to 26 percent range does not include the discrete impact of any tax adjustments that may be recorded during the 2018 measurement period prescribed under SAB 118 as a result of the Tax Act.
•	Capital expenditures to range between $215 and $235 million.

Fourth Quarter and Full Year 2017 Conference Call Today at 10 a.m. Eastern

Management will discuss the financial and operating results for the fourth quarter and full year 2017, as well as the company’s business outlook, on a conference call for analysts and investors today at 10 a.m. EST. The call may be accessed on the investor relations page of the company’s website at http://coopertire.com/Investors.aspx or at https://services.choruscall.com/links/ctb180220.html. Following the conference call, the webcast will be archived and available for 90 days at these websites.

A summary slide presentation of information related to the quarter is posted on the company's website at http://investors.coopertire.com/Quarterly-Results.

Forward Looking Statements

This release contains what the company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the company anticipates may happen with respect to the future performance of the industries in which the company operates, the economies of the U.S. and other countries, or the performance of the company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from projections or expectations due to a variety of factors, including but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum-based products and natural gas or the unavailability of such raw materials or energy sources;
•	the failure of the company’s suppliers to timely deliver products or services in accordance with contract specifications;
•	changes to tariffs or trade agreements, or the imposition of new tariffs or trade restrictions, including changes related to tariffs on tires imported into the U.S. from China, as well as tariffs imposed on raw materials which the company uses;
•	changes in economic and business conditions in the world, including changes related to the United Kingdom’s decision to withdraw from the European Union;
•	the impact of the recently enacted tax reform legislation;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	the failure to achieve expected sales levels;

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Cooper Tire Q4 2017—5

•	changes in the company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the ultimate outcome of litigation brought against the company, including product liability claims, which could result in commitment of significant resources and time to defend and possible material damages against the company or other unfavorable outcomes;
•	a disruption in, or failure of, the company’s information technology systems, including those related to cybersecurity, could adversely affect the company’s business operations and financial performance;
•	changes in pension expense and/or funding resulting from the company’s pension strategy, investment performance of the company’s pension plan assets and changes in discount rate or expected return on plan assets assumptions, or changes to related accounting regulations;
•	government regulatory and legislative initiatives including environmental, healthcare, privacy and tax matters;
•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;
•	a variety of factors, including market conditions, may affect the actual amount expended on stock repurchases; the company’s ability to consummate stock repurchases; changes in the company’s results of operations or financial conditions or strategic priorities may lead to a modification, suspension or cancellation of stock repurchases, which may occur at any time;
•	changes in interest or foreign exchange rates;
•	an adverse change in the company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;
•	failure to implement information technologies or related systems, including failure by the company to successfully implement ERP systems;
•	the risks associated with doing business outside of the U.S.;
•	the failure to develop technologies, processes or products needed to support consumer demand or changes in consumer behavior;
•	technology advancements;
•	the inability to recover the costs to develop and test new products or processes;
•	the impact of labor problems, including labor disruptions at the company, its joint ventures, or at one or more of its large customers or suppliers;
•	consolidation among the company’s competitors or customers;
•	failure to attract or retain key personnel;
•	inaccurate assumptions used in developing the company’s strategic plan or operating plans or the inability or failure to successfully implement such plans or to realize the anticipated savings or benefits from strategic actions;
•	risks relating to acquisitions including the failure to successfully integrate them into operations or their related financings may impact liquidity and capital resources;
•	changes in the company’s relationship with its joint-venture partners or suppliers, including any changes with respect to its former PCT joint venture’s production of Cooper-branded products;
•	the ability to find alternative sources for products supplied by PCT;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	inability to adequately protect the company’s intellectual property rights; and
•	inability to use deferred tax assets.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

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Cooper Tire Q4 2017—6

The company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the company’s filings with the U.S. Securities and Exchange Commission (“SEC”).

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures as defined under SEC rules.  Non-GAAP financial measures should be considered in addition to, not as a substitute for, operating profit, net income, earnings per share or other financial measures prepared in accordance with generally accepted accounting principles (“GAAP”).  The company’s methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures.  Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.  As required by SEC rules, detailed reconciliations between the company’s GAAP and non-GAAP financial results are provided on the attached schedule.  The company uses adjusted operating profit, net income, the provision for income taxes and earnings per share to evaluate the performance of the company's operations exclusive of certain items affecting comparability of results from period to period. The company believes that information about operating profit, net income, the provision for income taxes and earnings per share exclusive of these items is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for the comparability between periods of the operating performance of the company's business and allows investors to evaluate the impact of the excluded items separately from the impact of the operations of the business. The company believes return on invested capital (“ROIC”) provides additional insight for analysts and investors in evaluating the company’s financial and operating performance.  The company defines ROIC as the trailing four quarters’ after tax operating profit, utilizing the company’s adjusted effective tax rate (excluding discrete tax items), divided by the total invested capital, which is the average of ending debt and equity for the last five quarters.  The company believes ROIC is a useful measure of how effectively the company uses capital to generate profits.

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About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:	Media Contact:
Jerry Bialek	Anne Roman
419.424.4165	419.429.7189
investorrelations@coopertire.com	alroman@coopertire.com

Cooper Tire & Rubber Company

Consolidated Statements of Operations

(Dollar amounts in thousands except per share amounts)

	Three Months Ended December 31,
	(Unaudited)		Year Ended December 31,
	2017	2016	2017	2016
Net sales	$757,035	$783,887	$2,854,656	$2,924,869
Cost of products sold	646,041	614,587	2,338,153	2,272,519
Gross profit	110,994	169,300	516,503	652,350
Selling, general and administrative expense	64,150	63,362	244,779	255,701
Pension settlement charges	-	800	-	12,262
Operating profit	46,844	105,138	271,724	384,387
Interest expense	(8,419)	(6,887)	(32,048)	(26,604)
Interest income	2,029	1,471	7,362	4,378
Other non-operating (expense) income	(1,645)	260	(3,113)	4,932
Income before income taxes	38,809	99,982	243,925	367,093
Provision for income taxes	79,929	29,290	147,180	115,799
Net (loss) income	(41,120)	70,692	96,745	251,294
Net income attributable to noncontrolling shareholders' interests	1,038	1,368	1,345	2,913
Net (loss) income attributable to Cooper Tire & Rubber Company	$(42,158)	$69,324	$95,400	$248,381

(Loss) Earnings per share:
Basic	$(0.82)	$1.30	$1.83	$4.56
Diluted	$(0.82)	$1.28	$1.81	$4.51

Weighted average shares outstanding (000s):
Basic	51,173	53,322	52,206	54,480
Diluted	51,566	53,991	52,673	55,090

Segment information:
Net Sales
Americas Tire	$644,639	$693,624	$2,416,778	$2,600,323
International Tire	162,189	124,310	618,869	464,003
Eliminations	(49,793)	(34,047)	(180,991)	(139,457)

Operating profit (loss):
Americas Tire	$60,742	$116,273	$324,693	$439,941
International Tire	5,938	1,353	9,457	5,998
Unallocated corporate charges	(19,422)	(12,118)	(60,599)	(60,308)
Eliminations	(414)	(370)	(1,827)	(1,244)

Cooper Tire & Rubber Company

Condensed Consolidated Balance Sheets

(Dollar amounts in thousands)

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$371,684	$504,423
Notes receivable	13,753	7,485
Accounts receivable	428,060	409,913
Inventories	511,757	470,151
Other current assets	63,063	28,546
Total current assets	1,388,317	1,420,518

Property, plant and equipment, net	966,747	864,227
Goodwill	54,613	52,705
Intangibles	133,256	140,751
Restricted cash	1,422	1,327
Deferred income tax assets	58,665	133,879
Other assets	4,715	5,988
Total assets	$2,607,735	$2,619,395

Liabilities and Equity
Current liabilities:
Notes payable	$39,450	$26,286
Accounts payable	277,060	282,416
Accrued liabilities	180,476	183,804
Income taxes payable	6,954	5,887
Current portion of long-term debt	1,413	2,421
Total current liabilities	505,353	500,814

Long-term debt	295,987	297,094
Postretirement benefits other than pensions	256,888	247,227
Pension benefits	219,534	285,852
Other long-term liabilities	144,217	156,924
Deferred income tax liabilities	-	1,248
Total parent stockholders' equity	1,127,096	1,076,014
Noncontrolling shareholders' interests in consolidated subsidiaries	58,660	54,222
Total liabilities and equity	$2,607,735	$2,619,395

Cooper Tire & Rubber Company

Consolidated Statements of Cash Flows

(Dollar amounts in thousands)

	Year Ended December 31,
	2017	2016
Operating activities:
Net income	$96,745	$251,294
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	140,228	130,257
Deferred income taxes	61,571	(12,350)
Stock-based compensation	4,009	13,570
Change in LIFO reserve	2,981	11,990
Amortization of unrecognized postretirement benefits	42,004	43,058
Pension settlement charges	-	12,262
Changes in operating assets and liabilities:
Accounts and notes receivable	(12,239)	(45,674)
Inventories	(31,820)	(77,872)
Other current assets	(34,848)	3,831
Accounts payable	(31,217)	13,128
Accrued liabilities	(134)	(20,541)
Other items	(60,452)	(10,210)
Net cash provided by operating activities	176,828	312,743
Investing activities:
Additions to property, plant and equipment and capitalized software	(197,186)	(175,437)
Acquisition of business, net of cash acquired	-	(5,928)
Proceeds from the sale of assets	278	337
Net cash used in investing activities	(196,908)	(181,028)
Financing activities:
Net (payments on) issuances of short-term debt	(1,507)	10,019
Repayments of long-term debt	(2,421)	(935)
Repurchase of common stock	(90,868)	(107,999)
Payments of employee taxes withheld from share-based awards	(7,002)	(2,948)
Payment of dividends to noncontrolling shareholders	(282)	(804)
Payment of dividends	(21,914)	(22,828)
Issuance of common shares related to stock-based compensation	4,224	3,950
Excess tax benefits on stock-based compensation	-	274
Net cash used in financing activities	(119,770)	(121,271)
Effects of exchange rate changes on cash of continuing operations	7,111	(11,178)
Changes in cash and cash equivalents	(132,739)	(734)
Cash and cash equivalents at beginning of year	504,423	505,157
Cash and cash equivalents at end of year	$371,684	$504,423

Cooper Tire & Rubber Company

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Dollar amounts in thousands except per share amounts)

ADJUSTED PROVISION FOR INCOME TAXES AND EPS

	Three Months Ended December 31, 2017
	Income before income taxes	Provision for income taxes	Net (loss) income	Net income attributable to noncontrolling shareholders' interests	Net (loss) income attributable to Cooper Tire & Rubber Company	Weighted average number of shares outstanding - Diluted	Diluted (loss) earnings per share
Reported (GAAP)	$38,809	$79,929	$(41,120)	$1,038	$(42,158)	51,566	$(0.82)
U.S. tax reform related items*	-	55,791	55,791	-	55,791	-	1.08
Tax valuation allowance related items**	-	12,243	12,243	-	12,243	-	0.24
Adjusted (Non-GAAP)	$38,809	$11,895	$26,914	$1,038	$25,876	51,566	$0.50

* U.S. tax reform related items comprised of $35,378 of deemed repatriation tax and $20,413 for the re-measurement of deferred tax assets.

** Tax valuation allowance related items comprised of the U.K. valuation allowance charge of $18,915, less the reversal of an Asia valuation allowance of $6,672.

	Year Ended December 31, 2017
	Income before income taxes	Provision for income taxes	Net income	Net income attributable to noncontrolling shareholder interests	Net income attributable to Cooper Tire & Rubber Company	Weighted average number of shares outstanding - Diluted	Diluted earnings per share
Reported (GAAP)	$243,925	$147,180	$96,745	$1,345	$95,400	52,673	$1.81
U.S. tax reform related items	-	55,791	55,791	-	55,791	-	1.06
Tax valuation allowance related items	-	12,243	12,243	-	12,243	-	0.23
Adjusted (Non-GAAP)	$243,925	$79,146	$164,779	$1,345	$163,434	52,673	$3.10

	Three Months Ended December 31, 2017			Year Ended December 31, 2017
	Income before income taxes	Provision for income taxes	Effective tax rate	Income before income taxes	Provision for income taxes	Effective tax rate
Reported (GAAP)	$38,809	$79,929	206.0%	$243,925	$147,180	60.3%
U.S. tax reform related items	-	55,791	-	-	55,791	-
Tax valuation allowance related items	-	12,243	-	-	12,243	-
Adjusted (Non-GAAP)	$38,809	$11,895	30.7%	$243,925	$79,146	32.4%

Cooper Tire & Rubber Company

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Dollar amounts in thousands except per share amounts)

ADJUSTED EARNINGS

	Year Ended December 31, 2016
	Net Sales	Cost of products sold	Gross profit	Selling, general and administrative expense	Pension settlement charge	Operating profit	Operating profit %
Reported (GAAP)	$2,924,869	$2,272,519	$652,350	$255,701	$12,262	$384,387	13.1%
Pension settlement charges	-	-	-	-	(12,262)	12,262	-
Adjusted (Non-GAAP)	$2,924,869	$2,272,519	$652,350	$255,701	$-	$396,649	13.6%

	Year Ended December 31, 2016
	Income before income taxes	Provision for income taxes	Net income	Net income attributable to noncontrolling shareholder interests	Net income attributable to Cooper Tire & Rubber Company
Reported (GAAP)	$367,093	$115,799	$251,294	$2,913	$248,381
Pension settlement charges	12,262	3,925	8,337	-	8,337
Adjusted (Non-GAAP)	$379,355	$119,724	$259,631	$2,913	$256,718

	Year Ended December 31, 2016
	Net income attributable to Cooper Tire & Rubber Company	Weighted average number of shares outstanding - Diluted	Diluted earnings per share
Reported (GAAP)	$248,381	55,090	$4.51
Pension settlement charges	8,337	-	0.15
Adjusted (Non-GAAP)	$256,718	55,090	$4.66

Cooper Tire & Rubber Company

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Dollar amounts in thousands)

RETURN ON INVESTED CAPITAL (ROIC)

	Year Ended December 31, 2017			Year Ended December 31, 2017
Calculation of ROIC			Calculation of Net Interest Tax Effect
Operating profit		$271,724	Adjusted (non-GAAP) provision for income taxes (c)	$79,146
Adjusted (Non-GAAP) effective tax rate	32.4%		Income before income taxes (d)	243,925
Income tax expense on operating profit	88,039		Adjusted effective income tax rate (c)/(d)	32.4%
Operating profit after taxes (a)		183,558
Total invested capital (b)		$1,508,398
ROIC, including noncontrolling equity (a)/(b)		12.2%

Calculation of Invested Capital (five quarter average)	Equity	Long-term debt	Current portion of long-term debt	Notes payable	Total invested capital
December 31, 2017	$1,185,756	$295,987	$1,413	$39,450	$1,522,606
September 30, 2017	1,232,225	296,084	1,464	36,056	1,565,829
June 30, 2017	1,192,922	296,179	1,514	38,374	1,528,989
March 31, 2017	1,156,063	296,516	1,370	14,581	1,468,530
December 31, 2016	1,130,236	297,094	2,421	26,286	1,456,037
Five quarter average	$1,179,440	$296,372	$1,636	$30,949	$1,508,398